Exhibit 99.1

SUPERVALU Completes Sale of Save-A-Lot
EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--Dec. 5, 2016-- SUPERVALU INC. (NYSE: SVU) today announced it has finalized the sale of its Save-A-Lot business to an affiliate of Onex Corporation (TSX: ONEX) for $1.365 billion in cash, subject to customary closing adjustments. With the sale of Save-A-Lot, SUPERVALU is now a more focused company. In connection with the closing of the sale, SUPERVALU and Save-A-Lot have entered into a five-year professional services agreement pursuant to which SUPERVALU will continue providing certain back office services to Save-A-Lot.
“With the successful completion of the Save-A-Lot sale, we are well positioned for the future with a stronger balance sheet, the opportunity to more strategically invest in our business, and the ability to more keenly focus on our core business as a leading grocery wholesaler,” said SUPERVALU President and CEO, Mark Gross. “We also look forward to continuing our relationship with Save-A-Lot as one of our important professional services customers.”
SUPERVALU also confirmed today that it has used $750 million of the net proceeds from the sale to prepay that portion of its outstanding term loan balance. The Company intends to use the remaining net sale proceeds to further reduce debt and improve its capital structure, contribute to its pension plan, as well as to fund corporate and growth initiatives.
Barclays Capital Inc. and Greenhill & Co., LLC acted as financial advisors to SUPERVALU, and Wachtell, Lipton, Rosen & Katz is serving as its legal advisor.
About SUPERVALU INC.
Following today’s closing SUPERVALU is now organized into two primary business segments, Wholesale and Retail. SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $13 billion. SUPERVALU serves customers across the United States through a network of 2,012 stores composed of 1,815 stores operated by wholesale customers serviced primarily by the Company’s food distribution business and 197 traditional retail grocery stores operated under five retail banners (store counts as of September 10, 2016). In addition, the Company operates 22 stores under the Shop ‘N Save name in Maryland, Pennsylvania, Virginia and West Virginia. Headquartered in Minnesota, SUPERVALU has approximately 30,000 employees. For more information about SUPERVALU visit www.supervalu.com.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this communication, particularly those pertaining to SUPERVALU’S expectations, guidance, or future operating results, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “intends,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including our ability to recognize benefits from the sale of Save-A-Lot, our ongoing relationship with Save-A-Lot, changes in the planned use of proceeds from the transaction and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com

MEDIA CONTACT:
Jeff Swanson, 952-903-1645
jeffrey.s.swanson@supervalu.com